Lawson Products, Inc.

847-827-9666

Thomas Neri

Executive VP CFO/Corporate Planning

Lawson Products, Inc. Announces

Increased Sales and Earnings for Second Quarter, 2005

Des Plaines, Illinois. July 26, 2005. Lawson Products, Inc. (Nasdaq:LAWS) reported second quarter 2005 net sales increased 8.7% to $113.6 million, up $9.1 million from $104.5 million in the second quarter of 2004. Net income per diluted share of $.61 for the second quarter of 2005 represents an increase of 8.9% over the $.56 per share earned in the second quarter of 2004. Net income for the second quarter 2005 was $5.6 million, compared to $5.3 million in the prior year period.

Second quarter 2005 earnings reflect positive operating leverage as a result of higher sales, offset partially by the effects of expenses associated with compensation costs for new performance-based management incentive programs, increases in marketing and information technology expenses and a higher effective tax rate.

Sales increased in the Maintenance, Repair and Operations (MRO) segment by 9.0%, and in the Original Equipment Manufacturing (OEM) segment by 7.8% over the comparable quarter in the prior year. MRO sales growth was driven by both the addition of new customers and improved penetration of existing customers. OEM sales growth was driven primarily by the addition of new customers.

As a result of significant raw material cost increases for steel and petroleum products experienced in the second half of 2004 and early in 2005, consolidated gross profit margins were 61.4% in the second quarter 2005, slightly higher than the 61.2% reported for the first quarter of 2005, but lower than the 62.9% reported for the second quarter of 2004. “Profit margin enhancement initiatives implemented earlier in 2005 have started delivering results, as reflected in sequential improvements for the second quarter of 2005 compared to first quarter results” stated Robert J. Washlow, Chairman of the Board and CEO. Washlow continued, “Operating improvements and cost control initiatives had positive impacts on our second quarter gross profit and net profit margins, and our management will continue to focus on these initiatives.”

As a percentage of sales, operating expenses decreased to 53.7% in the second quarter 2005 from 55.0% in the prior year quarter. Second quarter 2005 operating expenses were $61.0 million, compared to $57.5 million in the prior year quarter, reflecting higher compensation costs in the marketing and information technology areas. The 6.1% increase in second quarter 2005 operating expenses was lower than the 8.7% net sales increase achieved for the quarter. Washlow added, “In light of first quarter 2005 results which faced difficult comparisons to the prior year, we are pleased that Lawson’s second quarter results demonstrate improvements in operational execution, highlighted by sales and net income growth compared to the prior year period and the first quarter of 2005.”

Second quarter results were negatively affected by a higher tax rate than the prior year quarter. The effective tax rate increased to 41.8% compared to the 39.1% rate in the same quarter in 2004. This increase was primarily due to higher foreign operating losses in 2005, for which no tax benefit was realized, resulting from reduced business with a large customer.

During the second quarter, approximately $5.5 million was expended on the repurchase of 130,642 shares of Lawson’s common stock. At the end of the second quarter, 288,549 shares remained under the current share repurchase authorization.

Lawson Products is an international seller and distributor of systems, services and products to the industrial, commercial, governmental and institutional maintenance, repair and replacement marketplaces. The Company also manufactures, sells and distributes production and specialized component parts and services to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.

This press release, including Mr. Washlow’s statements, may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “protect,” and similar expressions are intended to identify forward-looking statements. These statements are based on management’s current expectations, intentions, or beliefs and are subject to a number of factors, assumptions, and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Factors that could cause or contribute to such differences include, but are not limited to, those related to general economic conditions and market conditions in the original equipment manufacturers and maintenance, repair and replacement distribution industries in North America and to a lesser extent, the United Kingdom, the Company’s ability to obtain new customers and manage growth, material or labor cost increases, competition in the Company’s businesses, risks of the Company’s inventory becoming obsolete, operating margin risk due to competitive pricing and operating efficiencies, seasonality, effectiveness of our sales and marketing programs, and the length and frequency of economic downturns in the Company’s markets and other risks identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.